                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2024 REVENUE OF $343.8 MILLION
FULL YEAR 2024 EPS OF $2.68 PER SHARE
BOARD OF DIRECTORS APPROVES INCREASE IN QUARTERLY DIVIDEND FOR SIXTH CONSECUTIVE YEAR

TAMPA, FL, February 3, 2025 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the fourth quarter and full year 2024. References to “as adjusted” figures within this press release relate to results for the year ended December 31, 2023, as adjusted for certain expenses. These references pertain to non-GAAP measures that are more fully described in the Adjusted Financial Performance Measures section of this press release.
Joseph J. Liberatore, President and Chief Executive Officer, commented, “We have been operating in an uncertain macro environment for more than two years, though demand for our technology services stabilized early in 2024, and remained stable throughout the year. I am extremely proud of how our teams have operated in this relatively subdued environment as evidenced by our industry-leading performance in our Technology business yet again in 2024. Our teams have continued to persevere and make the necessary adjustments within the business to maintain these high levels of performance while also advancing our strategic initiatives. This should provide a great foundation moving forward to return to higher levels of profitability as revenues inflect.”
Mr. Liberatore continued, “We believe that we enter 2025 well positioned to take additional market share as we have been doing successfully for years and to continue laying the foundation to generate significant long-term returns for our shareholders. Our organic growth strategy has resulted in us carrying a strong balance sheet and generating healthy predictable cash flows. This has again put us in a great position to return significant capital to our shareholders through share repurchases and our quarterly dividend. Additionally, our Board of Directors recently approved an increase in our dividend for the 6th consecutive year to support our ongoing objective of returning capital. We are blessed to have a high performing team that is tenured, dedicated, and passionate, and I could not be more excited about the future of Kforce.”
Fourth Quarter 2024 Financial Highlights
•Revenue for the quarter ended December 31, 2024 was $343.8 million compared to $363.4 million for the quarter ended December 31, 2023.
•Technology Flex revenue decreased 2.5% sequentially (increased 0.6% on a billing day basis) and 3.7% year over year (5.2% on a billing day basis). FA Flex revenue decreased 2.7% sequentially (increased 0.5% on a billing day basis) and 22.1% year over year (23.3% on a billing day basis).
•Gross profit margins of 27.0% decreased 90 basis points sequentially and 30 basis points year over year. Flex gross profit margins of 25.5% decreased 80 basis points sequentially and 20 basis points year over year.
•Selling, general and administrative (“SG&A”) expenses as a percentage of revenue for the quarter ended December 31, 2024 was 22.0%, which decreased 20 basis points sequentially and increased 100 basis points year over year.
•Operating margins were 4.5% for the quarter ended December 31, 2024, which decreased 80 basis points sequentially and 150 basis points year over year.
•Diluted earnings per share for the quarter ended December 31, 2024 was $0.60 per share, a decrease of 20.0% sequentially and 26.8% year over year.

Full Year 2024 Financial Highlights
•Revenue for the year ended December 31, 2024 was $1.41 billion compared to $1.53 billion for the year ended December 31, 2023.
•Technology revenue of $1.29 billion decreased 6.6% year over year (7.4% on a billing day basis).
•Operating margins were 5.0% for the year ended December 31, 2024, which decreased 70 basis points year over year. Operating margins of 5.0% for the year ended December 31, 2024 decreased 120 basis points from 6.2% for the year ended December 31, 2023, as adjusted.
•Diluted earnings per share for the year ended December 31, 2024 were $2.68 per share, a decrease of 14.4% year over year. Diluted earnings per share were $2.68 and $3.49 for the years ended December 31, 2024 and 2023, respectively, a decrease of 23.2%, as adjusted.
•We returned $64.7 million of capital to our shareholders through $36.5 million of share repurchases and $28.2 million in dividends during the year ended December 31, 2024, which represented approximately 75% of operating cash flows.
Our Board of Directors recently approved an increase in our quarterly dividend, representing the sixth consecutive annual increase, to $0.39 per share, with the first quarter cash dividend payable on March 21, 2025, to shareholders of record as of the close of business on March 7, 2025.
First Quarter 2025 - Guidance
Looking forward to the first quarter of 2025, there will be 63 billing days compared to 62 billing days in the fourth quarter of 2024 and 64 billing days in the first quarter of 2024.
Current estimates for the first quarter of 2025 are:
•Revenue of $330 million to $338 million
•Earnings per share of $0.44 to $0.52
•Gross profit margin of 27.0% to 27.2%
•Flex gross profit margin of 25.4% to 25.6%
•SG&A expenses as a percent of revenue of 22.8% to 23.0%
•Operating margin of 3.6% to 4.0%
•WASO of 18.5 million
•Effective tax rate of 27.0%
Conference Call and Annual Meeting
On Monday, February 3, 2025, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
Our 2025 Annual Meeting of Kforce Inc. Shareholders will be held on Wednesday, April 23, 2025 at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, commencing at 8:00 a.m. E.T.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 18,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding our movement forward to return to higher levels of profitability, our taking of additional market share, our generation of significant long-term returns for our shareholders, our ability to return significant capital to our shareholders, our payment of dividends, the trends in the operating environment, and the Firm's guidance for the first quarter of 2025. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; changes in client demand or our ability to adapt to such changes; a constraint in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; continued performance, security of, and improvements to our enterprise information systems; and impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2023, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” ”plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Revenue	$343,782	$353,319	$363,447
Direct costs	251,127	254,752	264,084
Gross profit	92,655	98,567	99,363
Selling, general and administrative expenses	75,586	78,308	76,375
Depreciation and amortization	1,491	1,543	1,236
Income from operations	15,578	18,716	21,752
Other expense, net	508	429	332
Income from operations, before income taxes	15,070	18,287	21,420
Income tax expense	4,009	4,078	5,704
Net income	$11,061	$14,209	$15,716

Earnings per share – diluted	$0.60	$0.75	$0.82

Weighted average shares outstanding – diluted	18,573	18,823	19,194
Adjusted EBITDA	$20,565	$23,808	$26,134

Billing days	62	64	61

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended December 31,
	2024	2023
Revenue	$1,405,308	$1,531,756
Direct costs	1,019,863	1,104,690
Gross profit	385,445	427,066
Selling, general and administrative expenses	309,802	334,933
Depreciation and amortization	5,922	5,012
Income from operations	69,721	87,121
Other expense, net	2,097	1,871
Income from operations, before income taxes	67,624	85,250
Income tax expense	17,210	24,175
Net income	$50,414	$61,075

Earnings per share – diluted	$2.68	$3.13

Weighted average shares outstanding – diluted	18,811	19,507
Adjusted EBITDA	$89,687	$115,718

Billing days	254	252

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$349	$119
Trade receivables, net of allowances	215,690	233,428
Prepaid expenses and other current assets	9,367	10,912
Total current assets	225,406	244,459
Fixed assets, net	7,723	9,418
Other assets, net	94,656	75,924
Deferred tax assets, net	5,009	3,138
Goodwill	25,040	25,040
Total assets	$357,834	$357,979
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$61,753	$64,795
Accrued payroll costs	38,823	33,968
Current portion of operating lease liabilities	3,038	3,589
Income taxes payable	8,843	623
Total current liabilities	112,457	102,975
Long-term debt – credit facility	32,700	41,600
Other long-term liabilities	58,059	54,324
Total liabilities	203,216	198,899
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	738	734
Additional paid-in capital	543,109	527,288
Retained earnings	546,202	525,222
Treasury stock, at cost	(935,431)	(894,164)
Total stockholders’ equity	154,618	159,080
Total liabilities and stockholders’ equity	$357,834	$357,979

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2024	Q3 2024	Q4 2023
Total Firm
Total Revenue (000's)	$343,782	$353,319	$363,447
GP %	27.0%	27.9%	27.3%
Flex revenue (000’s)	$337,104	$345,832	$355,611
Hours (000’s)	3,941	4,008	4,208
Flex GP %	25.5%	26.3%	25.7%
Direct Hire revenue (000’s)	$6,678	$7,487	$7,836
Placements	322	342	378
Average fee	$20,756	$21,907	$20,727
Billing days	62	64	61
Technology
Total Revenue (000's)	$317,274	$325,511	$329,395
GP %	26.1%	26.9%	26.1%
Flex revenue (000’s)	$314,019	$322,118	$325,992
Hours (000’s)	3,488	3,553	3,628
Flex GP %	25.3%	26.1%	25.4%
Direct Hire revenue (000’s)	$3,255	$3,393	$3,403
Placements	171	156	179
Average fee	$19,022	$21,813	$19,051
Finance and Accounting
Total Revenue (000's)	$26,508	$27,808	$34,052
GP %	37.5%	39.8%	39.0%
Flex revenue (000’s)	$23,085	$23,714	$29,619
Hours (000’s)	453	455	580
Flex GP %	28.2%	29.4%	29.8%
Direct Hire revenue (000’s)	$3,423	$4,094	$4,433
Placements	151	186	199
Average fee	$22,726	$21,985	$22,228

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2024				2023
	Q4	Q3	Q2	Q1	Q4
Technology Flex	(2.5)%	(0.6)%	1.7%	(2.3)%	(2.5)%
FA Flex	(2.7)%	(4.1)%	(5.7)%	(11.5)%	(1.0)%
Total Flex revenue	(2.5)%	(0.8)%	1.2%	(3.1)%	(2.3)%

	Sequential Growth Rates (Non-GAAP)
	2024				2023
	Q4	Q3	Q2	Q1	Q4
Billing Days	62	64	64	64	61
Technology Flex	0.6%	(0.6)%	1.7%	(6.9)%	0.7%
FA Flex	0.5%	(4.1)%	(5.7)%	(15.7)%	2.3%
Total Flex revenue	0.6%	(0.8)%	1.2%	(7.6)%	0.9%

	Year-Over-Year Growth Rates (GAAP)
	2024					2023
	YTD	Q4	Q3	Q2	Q1	YTD	Q4
Technology Flex	(6.4)%	(3.7)%	(3.6)%	(6.4)%	(11.4)%	(7.4)%	(11.1)%
FA Flex	(23.5)%	(22.1)%	(20.7)%	(23.1)%	(27.2)%	(27.6)%	(28.0)%
Total Flex revenue	(7.9)%	(5.2)%	(5.0)%	(7.8)%	(12.8)%	(9.6)%	(12.8)%

	Year-Over-Year Growth Rates (Non-GAAP)
	2024					2023
	YTD	Q4	Q3	Q2	Q1	YTD	Q4
Billing Days	254	62	64	64	64	252	61
Technology Flex	(7.1)%	(5.2)%	(5.1)%	(6.4)%	(11.4)%	(7.1)%	(11.1)%
FA Flex	(24.1)%	(23.3)%	(21.9)%	(23.1)%	(27.2)%	(27.3)%	(28.0)%
Total Flex revenue	(8.6)%	(6.7)%	(6.5)%	(7.8)%	(12.8)%	(9.2)%	(12.8)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our consolidated statements of cash flows.
The following table presents Free Cash Flow:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$86,874	$91,465
Capital expenditures	(7,573)	(7,763)
Free cash flow	79,301	83,702
Change in debt	(8,900)	16,000
Repurchases of common stock	(41,938)	(75,024)
Cash dividends	(28,236)	(27,562)
Proceeds from company-owned life insurance	2,377	—
Premiums paid for company-owned life insurance	(2,368)	(1,408)
Proceeds from the sale of our joint venture interest	—	5,059
Note receivable issued to our joint venture	—	(750)
Other	(6)	(19)
Change in cash and cash equivalents	$230	$(2)

Adjusted Financial Performance Measures
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as an alternative method for assessing our operating results in a manner that is focused on the performance of our underlying operations. Each of these measures is intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess our core operating results and consequently, management believes it is similarly useful information to investors. During the year ended December 31, 2024, the Firm did not have any adjusted financial performance measures.

	Year Ended December 31, 2023
(In Thousands, Except Per Share Amounts)	Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$334,933	$(8,397)	$326,536
SG&A as a percentage of revenue	21.9%	(0.5)%	21.4%
Income from operations	$87,121	$8,397	$95,518
Operating margin	5.7%	0.5%	6.2%
Reconciliation of Tax Impact and Profitability:
Income from operations, before income taxes	$85,250	$8,397	$93,647
Income tax expense	$24,175	$1,464	$25,639
Effective tax rate	28.4%	17.4%	27.4%
Net income	$61,075	$6,933	$68,008
Earnings per share – diluted	$3.13	$0.36	$3.49
(1) Adjustments included $6.2 million related to organizational realignment and actions taken to reduce our structural costs, an increase to our legal reserves of $2.2 million, and the related tax impacts.
Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net; income tax expense; organizational realignment activities; legal settlement expense; and loss from equity method investment. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation expense in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

The following tables present Adjusted EBITDA and include a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Net income	$11,061	$14,209	$15,716
Depreciation and amortization	1,491	1,543	1,236
Stock-based compensation expense	3,496	3,549	3,145
Interest expense, net	508	429	333
Income tax expense	4,009	4,078	5,704
Adjusted EBITDA	$20,565	$23,808	$26,134

	Year Ended December 31,
(in thousands)	2024	2023
Net income	$50,414	$61,075
Depreciation and amortization	5,922	5,012
Stock-based compensation expense	14,044	17,747
Interest expense, net	2,097	1,122
Income tax expense	17,210	24,175
Organizational realignment activities	—	3,662
Legal settlement expense	—	2,175
Loss from equity method investment	—	750
Adjusted EBITDA	$89,687	$115,718